Enterprise Group of Funds, Inc.
Attachment for Sub-Item 77C
Submission of Matters to a Vote of Security Holders
For the Period July 1, 2002 through December 31, 2002

     A Special Meeting of the Shareholders (the "Meeting") of the Global Technology Fund, a series of The Enterprise Group of Funds, Inc. (the "Enterprise Funds") was held at 3 p.m. Eastern time on August 16, 2002, at the offices of the Enterprise Funds, Atlanta Financial Center, 3343 Peachtree Road, N.E., Suite 450, Atlanta, Georgia 30326, for the following purpose:


         To approve an Agreement and Plan of Reorganization whereby all of the assets of the Global Technology Fund series of the Enterprise Funds will be transferred to the Technology Fund, a separate series of the Enterprise Funds, in exchange for shares of the Technology Fund and the Technology Fund's assumption of all of the liabilities, if any, of the Global Technology Fund.

	AFFIRMATIVE	AGAINST		ABSTAIN
	1,323,692.629	46,018.280	108,632.829



     All additional information pertaining to this matter can be found in the following Edgar filing made to the SEC on May 17, 2002.
Accession Number : 0000950144-02-005810
File Number : 002-28097
Form Type : N-14
CIK Number : 0000004123
Company : Enterprise Group of Funds, Inc.